For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FIRST QUARTER EARNINGS

CORNELIA, GA.     May 1, 2006, Habersham Bancorp (NASDAQ: HABC) reports first quarter earnings of $1,271,224 or $.43 per diluted share, an increase of 80.04% when compared to first quarter earnings of $706,076 or $.24 per diluted share in 2005. The increase in earnings for the first quarter of 2006 was the result of an increase of approximately $45.8 million in average loan balances for the first quarter of 2006 compared to the first quarter of 2005 and the impact of increases in loan yields moving in response to prime rate increases.

Total assets of $469 million at March 31, 2006 reflect a decrease of $9.3 million or 1.93% from $478 million at December 31, 2005. Management reported that the decrease in assets is a result of the following: decreases in Cash and Federal Funds Sold of approximately $13.3 million; repayments in the loan portfolios of Habersham Bank of approximately $2.8 million; increases in investment securities of approximately $5.2 million; and increases in other assets of approximately $1.6 million.

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphreys Co., Inc.; AGS Securities, Inc; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

Earnings Summary	Three Months Ended March 31,
	2006	2005

Interest income	$7,964	$5,563
Interest expense	2,884	1,853
Net interest income	5,080	3,710
Provision for loan losses	-	120
Net interest income after provision for loan losses	5,080	3,590
Other income	848	824
Investment securities losses	(5)	(17)
Other expense	4,079	3,424
Earnings before income tax expense	1,844	973
Income tax expense	573	267
Net earnings	$1,271	$706
Net earnings per share - basic	$.43	$.24
Net earnings per share - diluted	$.43	$.24
Weighted average number of common shares outstanding	2,926,446	2,900,942
Weighted average number of common and common equivalent shares outstanding	2,963,888	2,932,234

Cash dividends declared per common share	$.09	$.08

Balance Sheet Summary	March 31, 2006	December 31, 2005
Total Assets	$469,177	$478,431
Loans, net	314,535	316,773
Deposits	367,539	372,762
Stockholders’ Equity	51,327	50,257